                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*

                       Hollywood Entertainment Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    436141105
                                    ---------
                                 (CUSIP Number)


                                December 15, 2004
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ]   Rule 13d-1(b)
      [X]   Rule 13d-1(c)
      [ ]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 436141105                    13G                    Page 2 of 18 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      The Eureka (Euro) Fund Limited
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                                                          (b)[X]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             0
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                3,395,440
  REPORTING       --------------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        0
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,395,440
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,395,440
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 436141105                   13G                     Page 3 of 18 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Marshall Wace LLP
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                                                          (b)[X]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      England
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             0
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                3,395,440
  REPORTING       --------------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        0
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,395,440
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,395,440
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 436141105                    13G                    Page 4 of 18 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Marshall Wace Asset Management Limited
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                                                          (b)[X]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      England and Wales
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             0
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                3,395,440
  REPORTING       --------------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        0
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,395,440
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,395,440
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 436141105                    13G                    Page 5 of 18 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Paul Marshall
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                                                          (b)[X]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United Kingdom
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             0
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                3,395,440
  REPORTING       --------------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        0
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,395,440
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,395,440
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [  ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 436141105                    13G                    Page 6 of 18 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Ian Wace
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                                                          (b)[X]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United Kingdom
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             0
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                3,395,440
  REPORTING       --------------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        0
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,395,440
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,395,440
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 436141105                    13G                    Page 7 of 18 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Mark Hawtin
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                                                          (b)[X]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United Kingdom
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             0
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                3,395,440
  REPORTING       --------------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        0
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,395,440
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,395,440
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 436141105                    13G                    Page 8 of 18 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Duncan Ford
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                                                          (b)[X]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United Kingdom
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             0
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                3,395,440
  REPORTING       --------------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        0
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,395,440
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,395,440
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1(A) NAME OF ISSUER:

The name of the issuer is Hollywood Entertainment Corporation, an Oregon Corporation (the "Company").

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

The Company's principal executive office is located at 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070.

ITEMS 2(A) NAME OF PERSON FILING:

This Schedule 13G is filed by:

      (i) The Eureka (Euro) Fund Limited, an exempted company incorporated with limited liability in the Cayman Islands, which operates as an open-ended investment company (the "Fund") that owns the shares of Common Stock (as defined in Item 2(d));

      (ii) Marshall Wace LLP, incorporated in England, which serves as investment manager or adviser to a variety of hedge funds and managed accounts, including the Fund (the "Investment Manager");

      (iii) Marshall Wace Asset Management Limited, a company incorporated with limited liability in England and Wales, which serves as the managing member (the "Managing Member") of the Investment Manager;

      (iv) Mr. Paul Marshall ("Mr. Marshall"), who is a co-founder and equity owner of the Investment Manager and who serves as chairman of the investment committee that is responsible for the investment decisions of the Investment Manager and therefore indirectly beneficially owns the shares of Common Stock by virtue of such position;

      (v) Mr. Ian Wace ("Mr. Wace"), who is a co-founder and equity owner of the Investment Manager and who serves on the investment committee that is responsible for the investment decisions of the Investment Manager;

      (vi) Mr. Mark Hawtin ("Mr. Hawtin"), who is an equity owner of the Investment Manager and who serves on the investment committee that is responsible for the investment decisions of the Investment Manager; and

      (vii) Mr. Duncan Ford ("Mr. Ford"), who is an equity owner of the Investment Manager and who serves on the investment committee that is responsible for the investment decisions of the Investment Manager.


                               Page 9 of 18 pages

The Fund, Investment Manager, MWAM and Messrs. Marshall, Wace, Hawtin and Ford are hereinafter sometimes collectively referred to as the "Reporting Persons."

ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

The address of the principal business office of each of the Reporting Persons is The Adelphi, 13th Floor, 1/11 John Adam Street London WC2N 6HT.

ITEM 2(C) CITIZENSHIP:

The Fund is an exempted company incorporated with limited liability in the Cayman Islands. The Investment Manager is incorporated in England. MWAM is incorporated with limited liability in England and Wales. Messrs. Marshall, Wace Hawtin and Ford are British citizens.

ITEM 2(D) TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(E) CUSIP NUMBER:

436141105

ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      A.    [ ] Broker or dealer registered under Section 15 of the Act,
      B.    [ ] Bank as defined in Section 3(a)(6) of the Act,
      C.    [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
      D. [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
      E.    [ ] Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),
      F.    [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1
                (b)(1)(ii)(F),
      G. [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
      H. [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
      I. [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
      J.    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4 AMOUNT BENEFICIALLY OWNED:

The beneficial ownership of Common Stock by the Reporting Persons, as of December 16, 2004, is as follows:


                              Page 10 of 18 pages

A.    The Eureka (Euro) Fund Limited

(a) Amount beneficially owned: 3,395,440

(b) Percent of class: 5.6%. The percentages used herein and elsewhere in this
Schedule 13G are calculated based upon the 60,906,808 shares of Common Stock stated to be issued and outstanding as of October 19, 2004, as reflected in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004.

(c) Number of shares as to which such person has:

            (i)   Sole power to vote or direct the vote: 0

            (ii)  Shared power to vote or direct the vote: 3,395,440

            (iii) Sole power to dispose or direct the disposition: 0

            (iv)  Shared power to dispose or direct the disposition: 3,395,440

B.    Marshall Wace LLP

(a) Amount beneficially owned: 3,395,440

(b) Percent of class: 5.6%.

(c) Number of shares as to which such person has:

            (i)   Sole power to vote or direct the vote: 0

            (ii)  Shared power to vote or direct the vote: 3,395,440

            (iii) Sole power to dispose or direct the disposition: 0

            (iv)  Shared power to dispose or direct the disposition: 3,395,440

C.    Marshall Wace Asset Management Limited

(a) Amount beneficially owned: 3,395,440

(b) Percent of class: 5.6%.

(c) Number of shares as to which such person has:

            (i)   Sole power to vote or direct the vote: 0

            (ii)  Shared power to vote or direct the vote: 3,395,440

            (iii) Sole power to dispose or direct the disposition: 0

            (iv)  Shared power to dispose or direct the disposition: 3,395,440

D.    Paul Marshall

(a) Amount beneficially owned: 3,395,440

(b) Percent of class: 5.6%.

(c) Number of shares as to which such person has:

            (i)   Sole power to vote or direct the vote: 0

            (ii)  Shared power to vote or direct the vote: 3,395,440

            (iii) Sole power to dispose or direct the disposition: 0

            (iv)  Shared power to dispose or direct the disposition: 3,395,440


                              Page 11 of 18 pages

E.    Ian Wace

(a) Amount beneficially owned: 3,395,440

(b) Percent of class: 5.6%.

(c) Number of shares as to which such person has:

            (i)   Sole power to vote or direct the vote: 0

            (ii)  Shared power to vote or direct the vote: 3,395,440

            (iii) Sole power to dispose or direct the disposition: 0

            (iv)  Shared power to dispose or direct the disposition: 3,395,440

F.    Mark Hawtin

(a) Amount beneficially owned: 3,395,440

(b) Percent of class: 5.6%.

(c) Number of shares as to which such person has:

            (i)   Sole power to vote or direct the vote: 0

            (ii)  Shared power to vote or direct the vote: 3,395,440

            (iii) Sole power to dispose or direct the disposition: 0

            (iv)  Shared power to dispose or direct the disposition: 3,395,440

G.    Duncan Ford

(a) Amount beneficially owned: 3,395,440

(b) Percent of class: 5.6%.

(c) Number of shares as to which such person has:

            (i)   Sole power to vote or direct the vote: 0

            (ii)  Shared power to vote or direct the vote: 3,395,440

            (iii) Sole power to dispose or direct the disposition: 0

            (iv)  Shared power to dispose or direct the disposition: 3,395,440


ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, in excess of 5% of the total outstanding Common Stock.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not Applicable


                              Page 12 of 18 pages

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10 CERTIFICATION:

Each of the Reporting Persons hereby makes the following certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 13 of 18 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 22, 2004


                                        THE EUREKA (EURO) FUND LIMITED

                                        /s/ Ronan Daly
                                        -----------------------
                                        Name:   Ronan Daly
                                        Title:  Director


                                        MARSHALL WACE LLP


                                        By: Marshall Wace Asset Management
                                            Limited, its Managing Member

                                        /s/ Rob Brown
                                        -----------------------
                                        Name:  Rob Brown
                                        Title: Partner


                                        MARSHALL WACE ASSET MANAGEMENT LIMITED

                                        /s/ Duncan Ford
                                        -----------------------
                                        Name:  Duncan Ford
                                        Title: Director


                                        MARSHALL WACE ASSET MANAGEMENT LIMITED

                                        /s/ Ian Wace
                                        -----------------------
                                        Name:  Ian Wace
                                        Title: Director

                                        /s/ Paul Marshall
                                        -----------------------
                                        Paul Marshall


                                        /s/ Ian Wace
                                        -----------------------
                                        Ian Wace


                                        /s/ Mark Hawtin
                                        -----------------------
                                        Mark Hawtin


                                        /s/ Duncan Ford
                                        -----------------------
                                        Duncan Ford

                                  EXHIBIT INDEX

EXHIBIT 99.1: Joint Filing Agreement, dated December 22, 2004, by and between The Eureka (Euro) Fund Limited, Marshall Wace LLP, Marshall Wace Asset Management Limited, Paul Marshall, Ian Wace, Mark Hawtin and Duncan Ford.